UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2012

TIMIOS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Fairfax Drive, Suite 1200
Arlington, VA 22203

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c)                                 On October 23, 2012, the Board of Directors (the “Board”) of Timios National Corporation (the “Company”) appointed Trevor Stoffer to serve as Chief Operating Officer of the Company effective immediately.

Mr. Stoffer, age 39, has been a director of the Company since October 2, 2012, and since August 2008, founded and has been the President and Chief Executive Officer of Timios, Inc., a wholly-owned, indirect subsidiary of the Company as of August 2011.  Prior to founding Timios, Inc., Mr. Stoffer was the Executive Vice President of Lenders First Choice, a provider of title insurance and settlement services to mortgage lenders nationwide, from September 2002 to January 2008, where again was one of the founders and initially managed the California operations and implementation of software systems and later managed corporate development, where he served as the advisor to the executive staff on process design, systems utilization and automation of workflow.  Mr. Stoffer earned a Bachelor of Science degree from the University of California, Chico, in business administration.

There are no arrangements or understandings between Mr. Stoffer and any other person pursuant to which Mr. Stoffer was appointed Chief Operating Officer.  There are no transactions to which the Company is a party and in which Mr. Stoffer has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.  Mr. Stoffer has no family relations with any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIMIOS NATIONAL CORPORATION

	By:	/s/ Michael T. Brigante
	Name:	Michael T. Brigante
	Title:	Chief Financial Officer

Date: October 26, 2012